Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 609-452-4807 or 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP PRESENTS NEW FINDINGS ON HIV-1 AND HCV ANTIVIRAL DRUG RESISTANCE AT THE 2015 CONFERENCE ON RETROVIRUSES
AND OPPORTUNISTIC INFECTIONS
State of the art genetic and cell-based assays enable comprehensive characterization of resistance to new drugs and new drug classes
Burlington, NC, March 12, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that Monogram Biosciences, Inc., a member of the LabCorp Specialty Testing Group, presented two new studies characterizing HIV-1 and HCV antiviral drug resistance at the 2015 Conference on Retroviruses and Opportunistic Infections (CROI 2015). The conference was held at the Washington State Convention Center, in Seattle, Washington. Monogram’s studies were presented on February 25th and 26th, 2015.
Chronic Human Immunodeficiency Virus Type 1 (HIV-1) infection afflicts approximately 1.2 million individuals in the U.S. Today, HIV-1 infections are effectively treated with potent combinations of antiretroviral (ARV) drugs. However, current treatment protocols must be maintained over the life of the individual, and the emergence of drug resistant virus variants is a persistent threat to durable viral suppression.
In a study entitled "Dolutegravir Resistance Requires Multiple Primary Mutations in HIV-1 Integrase," Monogram investigators demonstrate that resistance to dolutegravir, the newest member of the HIV-1 integrase inhibitor drug class, requires combinations of mutations known to confer resistance to this drug class. Using Monogram’s proprietary PhenoSense® HIV drug resistance platform, the investigators associate quantitative reductions in dolutegravir sensitivity with specific combinations of mutations that confer integrase inhibitor resistance. This finding supports the favorable response rates observed in patient populations treated with regimens that incorporate dolutegravir following prior treatment failure with an integrase inhibitor-containing regimen.
Approximately 3.2 million individuals in the U.S. are chronically infected with Hepatitis C Virus (HCV). While recent advances in treatment with new, potent antiviral drugs have dramatically improved cure rates for a significant subset of HCV strains, the vast genetic diversity of HCV remains a formidable challenge for the universal treatment of HCV infection. Inhibitors of the non-structural protein 5A (NS5A) are potent antagonists of HCV replication; however, the mutation barrier to acquired resistance is low, and in some cases, resistance may exist naturally.
In a study entitled "Characterization of Naturally Occurring Resistance to HCV NS5A Inhibitors," Monogram investigators study the viruses of treatment naïve individuals infected with HCV genotype 1 (GT1) for the presence of mutations that are associated with NS5A inhibitor resistance. Using Monogram’s proprietary HCV GenoSure® NS5A Assay and a sensitive next generation sequencing approach, the investigators are able to detect pre-existing resistant variants within patient virus populations belonging to the two major HCV subtypes (GT1a and GT1b) that circulate in the U.S. Naturally occurring NS5A resistance mutations are more varied among GT1a viruses compared to GT1b viruses. GT1a viruses are also more likely to contain more than one NS5A inhibitor resistance mutation. In addition, the investigators demonstrate that the size of the subpopulations of resistant variants within GT1a viruses is larger compared to GT1b viruses. Finally, using Monogram’s proprietary PhenoSense® HCV drug resistance assay, the investigators demonstrate that NS5A mutations confer larger reductions in NS5A inhibitor susceptibility in the context of GT1a sequences compared to GT1b sequences. Overall, these observations suggest that GT1a viruses may be more prone to naturally-occurring and acquired NS5A inhibitor resistance than GT1b viruses.
“These two studies demonstrate the advantages of using state of the art DNA sequencing and cell-based infectivity assays to investigate antiviral drug resistance,” stated Dr. Marcia Eisenberg, LabCorp Diagnostics’ Chief Scientific Officer. “This comprehensive approach improves our ability to accurately decipher the genetic determinants of drug resistance, which can be valuable to the introduction of new drugs and new drug classes into routine clinical practice.”

In these studies, Monogram investigators utilized the Company’s proprietary GenoSure platform for nucleic acid sequencing, and its proprietary PhenoSense platform for cell-based infectivity, to detect and quantify alterations in antiviral drug susceptibility conferred by specific mutation profiles. PhenoSense and GenoSure are offered exclusively through LabCorp and Monogram. GenoSure assays are used clinically to personalize antiviral drug treatments for HIV and HCV patients and in drug development to characterize mutation profiles associated with resistance to new anti-HIV and anti-HCV drug candidates. PhenoSense assays are used in drug development to directly measure resistance to new anti-HIV and anti-HCV drug candidates, and in the clinic to personalize antiviral drug treatments for HIV patients. Monogram is an established innovator and industry leader in antiviral drug resistance testing. LabCorp has long been committed to serving patients afflicted with serious viral infections and is an industry leader in developing and providing assays to support diagnosis, prognosis and treatment of viral diseases.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.